Exhibit 10.09

MEDIA GENERAL, INC.

RETIREMENT TRANSITION PLANNING PROGRAM

Purpose:

The Retirement Transition Planning Program provides former executives with assistance in obtaining professional financial and tax planning assistance during a retirement transition period. The Program is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulations thereunder (“section 409A”), including rules relating to expense reimbursements and the provision of in-kind benefits, and shall be interpreted and administered accordingly. The Program is effective January 1, 2008.

Policy Administration Responsibilities:

Media General’s Compensation Department is responsible for coordinating this program. SBK Financial, Inc. has been selected as Media General’s preferred provider of this benefit because of their solid reputation and experience, as well as their knowledge of Media General and its executive compensation plans. (For consideration of company-paid services with another firm, the executive must present a request to Media General’s Compensation Department prior to securing services.)

Media General, the company-approved financial services provider and the executive are responsible for following all procedures in this policy. This includes ensuring that any services charged to Media General are covered in the policy.

Retiree Participation:

Salaried executive employees who terminate employment (including due to death or disability) with Media General at age 55 or older are eligible to participate in this program. From those eligible, Media General will select executives for participation upon their retirement. Selection will be based on the employee’s position at retirement, value of past services, and other pertinent factors.

Coverage Terms:

New participants are eligible for coverage beginning in the tax year they retire. For example, an executive who retires and is selected for participation in 2008 would be eligible for income tax preparation for the tax year 2008 (but not eligible for tax preparation related to tax year 2007).

Coverage will continue through the end of the calendar year immediately following the calendar year of retirement. Coverage will also be continued or provided to the participant’s surviving spouse for the same time period if the executive was a participant or was selected for participation at the time of his death.

Cost Limits:

Covered services incurred during the calendar year of retirement and the immediately following calendar year, up to $20,000.00 per year, will be reimbursed under this Program. The unused portion of the maximum reimbursement for the year of retirement may not be carried forward to the calendar year following retirement.

Covered Services:

The Program covers the following services.

•	Financial planning to maximize returns from company benefit plans such as stock options, salary deferral plans and executive life insurance programs following retirement

•	Investment advice on portfolio design, including analysis of risk tolerance, target rate of return and appropriate diversification and asset allocation

•	Retirement and long-range cash flows (including consideration of outside business interests as related to retirement and estate planning)

•	Comprehensive estate planning

•	Wills, trusts, estate planning documents, etc.

•	Planning for charitable giving programs

•	Income tax planning necessary to effectively prepare income tax returns

•	Income tax return preparation for participant (and those of a spouse where married filing separate returns results in reduced tax liabilities)

•	Gift tax returns

•	Income tax projections and preparation of quarterly federal and state estimated tax vouchers

•	Assistance regarding IRS and state examinations and inquiries, as needed

•	Incorporation of income from outside businesses in participant’s personal income tax return (however, partnership or corporate returns for participant’s outside businesses are not covered)

Excluded Services:

The following is a partial listing of services that are not covered by this Program. Participants may not apply unused credit balances for Excluded Services.

•	Children, dependents or household employees’ tax returns, legal documents, wills, etc.

•	Estate tax return of participant (or spouse), even if the participant dies while still employed

•	Partnership or corporate returns for outside businesses of participant

•	Tax returns for businesses not related to Media General

•	Planning for businesses not related to Media General (except as described above)

•	Partnership investments

Income Taxes:

The competitive market value of the services received will be reported as taxable income. The executive is responsible for income taxes.

Payment Processing:

The company-approved financial services provider will directly invoice Media General for covered services. Any other invoices for covered services may be submitted for direct payment (or reimbursement). All invoices MUST be submitted to Media General’s Compensation Department for payment. This will ensure appropriate record keeping and tax treatment. To the extent Media General determines, in its sole discretion, that invoices reflect covered services, Media General will pay the invoices no later than December 31 of the calendar year following the calendar year in which expenses for the covered services were incurred.

Policy Exceptions:

In general, the provisions defined and illustrated in this document will be followed without exception. Questions regarding this policy may be directed to the Media General Compensation Director. All requests for exceptions to this policy must be submitted in writing to Media General for review and approval prior to seeking financial planning or tax preparation services. Media General reserves the right to amend or terminate this Program at any time in its sole discretion, subject to Media General’s intention to comply with section 409A.

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